Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-172020 and 333-140083 on Form S-8 of our reports dated October 12, 2012 relating to the consolidated financial statements and financial statement schedule of New Oriental Education & Technology Group Inc., its subsidiaries, variable interest entity and its schools and subsidiaries (collectively, the “Group”), and the effectiveness of the Group’s internal control over financial reporting, appearing in the annual report on Form 20-F/A of New Oriental Education & Technology Group Inc. for the year ended May 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
February 22, 2013